UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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The Children’s Place Retail Stores, Inc.
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On June 29, 2009, The Children’s Place Retail Stores, Inc. (the “Company”) began using the attached investor presentation in meetings with the Company's stockholders:

Investor Presentation June/July, 2009

Safe Harbor Statement/Additional Information Forward-Looking Statements This presentation may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 31, 2009. Included among the risks and uncertainties that could cause actual results, events and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, and the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material. Important Information The Company filed a definitive proxy statement and other relevant documents concerning the 2009 Annual Meeting of Stockholders with the United States Securities and Exchange Commission (“SEC”) on June 16, 2009. Before soliciting proxies, the Company will provide stockholders with the definitive proxy statement. The Company advises stockholders to read the definitive proxy statement because it contains important information about the election of directors and any other matters to be presented at the 2009 Annual Meeting of Stockholders. Stockholders may obtain free copies of the definitive proxy statement and other documents the Company files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of the company’s definitive proxy statement by accessing www.viewourmaterial.com/plce. In addition, stockholders may obtain a free copy of the definitive proxy statement and other related documents by contacting MacKenzie Partners toll-free at (800) 322-2885 or call collect at (212) 929-5500. The Company, its directors, some of its executive officers and certain other of its employees are participants in the solicitation of proxies in respect of the matters to be considered at the 2009 Annual Meeting of Stockholders. Information about the participants is set forth in the definitive proxy statement. Information about the participants’ direct or indirect interests in the matters to be considered at the Annual Meeting is also contained in the proxy statement referred to above.

About The Children’s Place The Children’s Place is a leading specialty retailer of children’s apparel. Occupies unique niche in children’s apparel industry – fashionable, trend-right merchandise at value pricing in a boutique selling environment. Owns and operates more than 925 stores across the United States and Canada. 2008 sales of $1.63 billion, EBITDA of $194 million. Market cap of approximately $775 million as of June 19, 2009. Source: NPD FY 2008 Purchasing for Price & Style Purchasing for Price Purchasing for Style Not Purchasing for Price or Style Bubble Size = Market Share

Agenda Situation Overview Achievements by Current Board and Management Decisive steps taken to revitalize the business, as well as unwind burdensome plans engineered by Ezra Dabah during reign as CEO, which cost the Company and stockholders dearly. Since Mr. Dabah’s forced resignation, current team has executed a successful turnaround by implementing sound strategy and delivering strong results. Company has been growing sales and market share through new stores, comp sales growth and e-commerce. Promising early test results of less-costly, off-mall value store concepts show significant opportunity for expansion. Company nominees Ezra Dabah’s Failings Tumultuous history of poor leadership resulted in Company underperforming the S&P Retail Index by 93 percentage points during Mr. Dabah’s 10-year tenure as CEO of PLCE as a public company. High-risk strategy of pursuing growth at all costs led to disastrous results in 2007. Poor governance caused auditors to inform board they were unwilling to rely on Dabah’s representations. Response to Mr. Dabah’s nominees Summary

Situation Overview Former Chairman and CEO Ezra Dabah is seeking to gain control of the Company. Since Mr. Dabah and his father-in-law, Stanley Silverstein, are Board members, election of Mr. Dabah's three hand-picked nominees would result in five of nine Board members being Mr. Dabah's personal designees, despite Mr. Dabah only holding 16.6% of the Company’s equity. Company has performed very well operationally and financially in the 21 months since Mr. Dabah’s forced resignation despite recessionary economy and negative industry trends. Performing well based on various metrics including: overall sales growth; comparable retail sales growth; expanding margins; increased liquidity; and higher EPS during fiscal 2008. PLCE stock price has outperformed all 15 companies in its peer group since the beginning of fiscal 2008. Shares appreciated 39% for fiscal 2008-2009 year-to-date (through 6/19/09), as S&P Retail Index down 22%. Decisive steps taken by current Board and management fueled turnaround, strong results. Reduced risk, enhanced liquidity, and focused on achieving measured, profitable growth. Following Mr. Dabah’s departure in September 2007, Company was in disarray. His failings included pursuing ill-advised strategy of growth at all costs, questionable ethics and poor corporate governance. Auditors notified Board in August 2007 they were no longer willing to rely on Mr. Dabah’s representations, requiring Board action. COMPANY IS PERFORMING WELL – DON’T GIVE THE KEYS TO THE COMPANY BACK TO EZRA DABAH.

Situation Overview Continued Mr. Dabah resigns as CEO in September 2007 under cloud of securities trading and stock option investigations. At the time, Company does not have certified financials, in a severe liquidity crunch. Disney Store cash commitment is a massive negative overhang. Company overextended in terms of corporate real estate, needs a new strategy. And then Mr. Dabah insists on strategic review. Mr. Dabah makes soft offer at $24 per share that never materializes. Mr. Dabah threatens proxy fight and initiates litigation over 2008 Annual Meeting. And now Mr. Dabah says elect my nominees and give me control...for free! EZRA DABAH’S ACTIONS HAVE NOT BEEN IN THE BEST INTERESTS OF PLCE STOCKHOLDERS SUPPORT THE COMPANY’S SLATE – THE TEAM CREATING VALUE.

Current Board and Management: Achieving Measured, Profitable Growth When Company auditors notified the Board they would no longer rely on Dabah’s representations, Board rightfully concluded that Mr. Dabah could no longer effectively lead the Company. The independent directors took the necessary step to change leadership, putting PLCE back on-track. Under the supervision of the current Board and management team, The Children’s Place has been revitalized since Mr. Dabah’s resignation. A renewed focus on achieving measured, profitable growth is clearly demonstrated by numerous metrics including overall sales growth, comparable retail sales growth, expanding margins, increased liquidity, and higher earnings per share (EPS) and improved stock price. Fiscal 2009 YTD (through June 19) Fiscal 2008 0% 10% 20% 30% 40% PLCE RLX DJIA COMP SPX -50% -40% -30% -20% -10% 0% 10% PLCE RLX DJIA COMP SPX

Board and Management Takes Decisive Steps Increased inventory productivity by lowering inventory levels, reducing markdowns, and optimizing the flow strategy. Significantly reduced SG&A expenditures across store and administrative base. Developed a rigorous capital deployment decision-making process. Created a more analytical real estate site selection methodology. Disposed of unprofitable Disney operations to stem cash drain and to focus on growing The Children’s Place core business. Developed measured, sustainable long range growth plans, expected to deliver balanced shareholder returns. Actively testing value-oriented shopping center strategy with substantial growth potential.

PLCE S&P Retail Index *January 31, 2008 – June 19, 2009. Stock Price: Current Board and Management vs. Ezra Dabah During fiscal 2008 and fiscal 2009 year-to-date, under the new management team, The Children’s Place stock price has increased nearly 40%, while the S&P Retail Index declined over 20%. The change in leadership and new strategic direction has resulted in a significant turnaround in PLCE stock price. During fiscal 2006 and fiscal 2007 until Dabah’s departure, The Children’s Place stock price declined 45%, while the S&P Retail Index grew 4%. *January 31, 2006-September 25, 2007 Under Mr. Dabah’s Watch Under Current Board and Management PLCE S&P Retail Index -40% -20% 0% 20% 40% 60% -60% -40% -20% 0% 20%

Performing Well in a Challenging Environment Under the new leadership, the Company has delivered outstanding results despite a very difficult retail and economic environment. PLCE stock price significantly outperformed peers for fiscal 2008-fiscal 2009 year-to-date. PLCE comparable retail sales growth during fiscal 2008 was the second highest of the peer group. PLCE sales growth significantly outpaced the children’s apparel retail market average (as measured and reported by NPD) and most children’s apparel retailers.

 Stock Price: Outperforming Peer Group * 1/31/2008 through 6/19/2009 Change in Stock Price Fiscal Year 2008-2009 YTD From the beginning of fiscal 2008 through June 19, 2009, The Children’s Place stock price has outperformed all 15 companies in its peer group. -80% -60% -40% -20% 0% 20% 40% 60% PLCE ARO DBRN CHS GYMB DEST RL MW TLB PVH AEO CHRS BONT ANF ANN PSUN

Stock Price: Outperforming Recognized Retail Leaders * 1/31/2008 through 6/19/2009 PLCE competitive set as defined in Form 10-K Changes in Stock Price Fiscal Year 2008-2009 YTD In addition to outperforming the peer group, PLCE stock has outperformed such stalwart retail powerhouses as Walmart, Target, Kohl’s, JC Penney and Gap, -100% -80% -60% -40% -20% 0% 20% 40% 60% PLCE KSS WMT GYMB GPS TGT SHLD JCP TWB

Comparable Retail Sales Growth: Outperforming Peer Group The Children’s Place comparable retail sales, including online sales, increased 5% in fiscal 2008, while most peer group companies declined. * February 2008-January 2009 Note: Comparable retail sales is not a GAAP measure and definitions may differ slightly by retailer. PLCE comparable retail sales are reported in constant currency, and include e-commerce sales. -20% -15% -10% -5% 0% 5% 10% ARO PLCE DEST GYMB DBRN PSUN BONT MW AEO CHRS ANF TLB ANN CHS RL

Comparable Retail Sales Growth: Outperforming Major Retailers PLCE comparable retail sales also outpaced such major retailers as Walmart, Target, Kohl’s, JC Penney and Gap during fiscal 2008. * February 2008 - January 2009 Note: Comparable retail sales is not a GAAP measure and definitions may differ slightly by retailer. PLCE comparable retail sales are reported in constant currency, and include e-commerce sales. PLCE competitive set as defined in Form 10-K -20% -15% -10% -5% 0% 5% 10% PLCE Walmart Justice Gymboree ToysRUs Target Kmart Kohl's Sears JC Penney Gap NA Limited Too Old Navy

Comparable Retail Sales Growth: Outperformed Peer Average 15 of 16 Months The Children’s Place comparable retail sales, including online sales, consistently outperformed the peer group average on a monthly basis for fiscal 2008 and fiscal 2009 YTD. Recent May’09 comp fell slightly below the peer average as the Company was measuring against positive double-digit comp last year while the peer group was comparing against negative mid-single digit comp. -20 -15 -10 -5 0 5 10 15 20 Feb-08 Mar-08 Apr-08 May-08 Jun-08 Jul-08 Aug-08 Sep-08 Oct-08 Nov-08 Dec-08 Jan-09 Feb-09 Mar-09 Apr-09 May-09 PLCE Comp Peer Avg

Sales Growth: Outperforming Children’s Apparel Retailers NPD reports competitive sales data for the children’s apparel category. During fiscal 2008, PLCE sales growth significantly outpaced the children’s apparel category average, and exceeded most other children’s apparel retailers. *Source: NPD February 2008 – January 2009 Note: PLCE competitive set as defined in Form 10-K. -15% -10% -5% 0% 5% 10% 15% 20% 25% Tween Brands Kohl's PLCE Walmart Gymboree Kmart Market Avg Target Gap Kids Sears BabiesRUs JC Penney Old Navy

Delivering Profitable Growth During fiscal 2008: Revenue grew 7%. Gross margin expanded 200 basis points on lower markdowns and better inventory management. SG&A expenditures grew more slowly than revenues, leveraging approximately 70 basis points. Adjusted operating income increased more than 70% year-over-year. Adjusted EPS was up 59%. Note: Based on continuing operations, excluding unusual or one-time items. 2007 - 2008 Income Statement Performance Dabah New Leadership Millions USD 2007 2008 Change Revenue 1,520 1,630 7% Gross Margin 39.2% 41.2% 200 bps SG&A % of Sales 30.3% 29.6% -70 bps OPINC Adjusted 68 117 72% EPS Adjusted $1.40 $2.23 59%

Enhancing Liquidity The Company repatriated cash from overseas in Q1’08 to ensure adequate liquidity and to facilitate the critical divestiture of the Disney operations. Disposed of unprofitable Disney operations May 1, 2008. Optimized capital spending by slowing net store growth to ~35 per year, significantly reducing capital risk. Developed lower-cost remodel to improve store ROIC. Rationalized corporate headquarters to minimize infrastructure spending. Note: Year-end cash position includes discontinued operations due to corporate cash requirements associated with Disney Store contract. 000s USD Cash, Consolidated Company (Net of Debt) FY 2007 FY 2008 -30,000 0 30,000 60,000 90,000 120,000 150,000

Positive Results of Current Leadership’s Actions: Reduced Risk, Enhanced Liquidity, Balanced Growth Liquidity Average inventory PSF down 8% Cap Ex lowered by 69% to $52M Cash flow from operations increased to $206M from $36M Ending cash, net of debt, $141M in 2008 vs. -$7M in 2007 Liquidity Growth Profitability Profitability SG&A growth below revenue growth in FY 08 and leveraged 70bps. Gross Margin up 200bps. Operating Margin up 270bps. Growth Grew comp sales 5% in challenging retail environment E-Commerce sales surged +64% (vs +37% increase prior year) Tested small market strategy; yields new real estate opportunity ROIC Doubled to 13% Op Inc Up 71% Revenue Up 7% Comps Up 5% 2008 Results Note: Based on continuing operations, excluding unusual or one-time items, except year-end cash position which includes discontinued operations due to corporate cash requirements associated with Disney Store contract.

Executing Growth Strategy

THE CHILDREN'S PLACE

- Continuing focus on generating balanced, profitable growth in this challenging economy:
  - Net new store openings of ~35+ annually; ultimate fleet size of ~1,100+.
    - New Tech 2 store prototype costs 35-40% less to build.
  - E-Commerce sales expected to continue growing faster than stores.
    - E-comm is the Company's most profitable channel; enhanced site and greater DC capacity driving growth.
  - Shoe concept being expanded modestly as operations improve and profitability approaches targeted metrics.
    - Gross margin expanded approx. 1600 bps in 2008 as rigorous operational focus yielded significant gains.
    - 58 stores now house expanded shoe assortment, plus online store which is a highly productive and profitable channel for shoes.
  - Expense Management.
    - Identified additional $20 million of annualized savings for implementation during 2009.
    - Expect to grow SG&A at half the rate of sales growth over next several years.

20

Pursuing Value Center Expansion Strategy Company is actively testing and pursuing an additional strategy to fuel growth consistent with Company’s leading position as fashionable and trend-right value retailer. Opening new stores in value-oriented shopping centers in smaller markets; early results very encouraging. Build-out costs 35-40% lower in addition to significantly lower rent than mall-concept stores, resulting in much higher margins and ROI. Rolling out 12-15 stores by end of FY ’09, 20-25 stores in FY ’10. Taking PLCE value strategy concept to lower-cost, off-mall locations represents an attractive sales and growth opportunity

CEO Search Progress Retained Herbert Mines October 2007. One of the nation's top executive search firms, focusing on executive recruiting for consumer industries in the retail, consumer products, and fashion/apparel markets. Dabah-forced strategic review made it nearly impossible to fill the CEO position in 2008. High-quality candidates were unwilling to join a Company that could be sold at any time. Search has now resumed in full despite complexity resulting from Dabah proxy fight. Actively interviewing high-quality candidates for permanent CEO position. Board is confident it will identify a superb individual to lead the Company forward. Expect to have permanent CEO in place in 2009.

Enhancing Leadership Team PLCE has taken steps to enhance its executive leadership team. Hired new Senior VP, Real Estate, 10/07: Talented executive has improved real estate site selection methodology, and lowered build-out costs for remodels and new stores. Hired new Senior VP, Marketing, 2/08: Experienced executive has improved effectiveness of Company’s direct mail and email marketing, and begun implementing more efficient integrated marketing programs. Promoted Group VP, Merchandising, 4/08: Veteran PLCE merchant (joined Co. in 1984) responsible for launching highly successful Canadian business and reenergizing growing e-commerce business. Her recent merchandise lines resonating well with customers. Under interim CEO Crovitz, the senior leadership team has rallied behind the Company’s new balanced growth strategy and turnover has declined. Team includes many long-term executives including the SVP, Chief Supply Chain Officer (joined ’90); Chief Design Officer (joined ‘92); SVP, Planning, Allocation and IT (joined ‘03); SVP, Strategy and Consumer Insights (joined ‘04); SVP, Human Resources (joined ‘04) and SVP, Director of Stores (joined ‘05), in addition to the executives noted above. Turnover of corporate and field management employees slowed to 24% under new management (Q4’07-Q1’09); compared to 34% for comparable time period under Dabah (Q2’06-Q3’07).

Company Nominees: Independent, Experienced, Knowledgeable Directors Our nominees, Sally Frame Kasaks, Malcolm Elvey, and Norman Matthews, who currently sit on the Company's Board, have extensive industry experience and outstanding corporate governance credentials. Sally and Malcolm have been influential in overseeing the dramatic improvement in the Company's financial and operational performance following Dabah's resignation from the Chief Executive position in September 2007. In the short period that Norman has been a director, his unparalleled knowledge of retail and specialty apparel has been a tremendous asset. For these reasons, the Board strongly recommends that the Company's stockholders vote for these outstanding nominees.

Company Nominees: Sally Frame Kasaks Sally Frame Kasaks, 65, currently serves as a director of Pacific Sunwear of California, Inc. Served as Chair and CEO from May 2007–June 2009, after having served as interim CEO since October 2006. As requested by Board, played a leading role in identifying permanent CEO. From 1997 to May 2007, Ms. Kasaks served as a retail and marketing business consultant to a number of retailers through ISTA Incorporated. From 1983 to 1985 and again from 1992 to 1996, Ms. Kasaks served as the Chief Executive Officer of Ann Taylor Stores, Inc. Ms. Kasaks has also served as Chief Executive Officer of both Abercrombie & Fitch, Co. and Talbots, Inc. Ms. Kasaks has served as a director to numerous companies, including Coach, Inc., Tuesday Morning, Inc., The White House, Inc., Cortefiel S.A and Crane & Co., Inc. In addition, Ms. Kasaks has served as Advisor to the board of the Army Air Force Exchange Service (AAFES). Ms. Kasaks joined the Board of The Children's Place in 2000, has served as lead director since 2005 and acting Chair since January 2007.

Company Nominees: Malcolm Elvey Malcolm Elvey, 67, is currently Managing Partner of Collaborative Capital, a venture capital fund focused on early-stage technology companies, which he founded in 1999. From 2004 to 2006, Mr. Elvey served as the Chief Executive Officer of LimoRes.net, a ground transportation company he helped found in New York. Also founded other companies, most notably, Esquire Communications, a court reporting/legal services company, and Metro Cash & Carry, a publicly-traded South African warehouse club. Served for two years as a Board member and as head of several divisions of ADT Ltd., a nationally recognized electronic security services provider. Served on the Boards of public companies in the U.S., Italy, the U.K. and South Africa, most notably, Pritchard Services and The Hawley Group, both U.K.-based companies. Heavily involved with public, private and not-for-profit organizations. Mr. Elvey has been a member of the Young President's Organization/World President's Organization (YPO/WPO) since 1973 and has been an adjudicator of business plans at the Columbia Business School since 1999. Mr. Elvey has an MBA from the University of Cape Town, South Africa and is a chartered accountant. He has served as a director of The Children's Place since December 2002.

Company Nominees: Norman Matthews Norman Matthews, 75, currently serves on the Boards of The Progressive Corporation, Henry Schein, Inc., and Finlay Enterprises, Inc. Previously, he served on the Boards of Sunoco, Inc., Toys "R" Us, Inc., and Federated Department Stores. Served as President of Federated Department Stores until his retirement in 1988. Mr. Matthews joined Federated Department Stores in 1978 as Chairman - Gold Circle Stores Division. He was promoted to Executive Vice President of Federated Department Stores in 1982, to Vice Chairman in 1984 and to President in 1987. Prior to joining Federated Department Stores, Mr. Matthews served as Senior Vice President, General Merchandise Manager for E.J. Korvette, and as Senior Vice President, Marketing and Corporate Development for Broyhill Furniture Industries. In 2005, Mr. Matthews was named as one of eight outstanding directors by the Outstanding Directors Exchange. Mr. Matthews has served as a director of the Children's Place since March 2009.

Ezra Dabah’s Tumultuous History November 2004: At Mr. Dabah’s behest and relying on his aggressive projections, Company enters into burdensome Disney licensing agreement; commits Company to onerous remodeling contracts. September 2006: Internal stock option investigation announced. NASDAQ notifies Company of potential delisting based on delayed 2Q 2006 10Q. January 2007: Stock option investigation concludes that under Mr. Dabah’s watch...“the Company did not maintain appropriate governance and other internal controls”. Board enacts corporate governance reforms including separating Chairman and CEO roles. Mr. Dabah removed as Chairman; remains CEO. March 2007: Disney notifies Company that it is in breach of contract. August 2007: Audit Committee investigates certain violations of Company code of conduct, including Dabah stock pledges. Deloitte & Touche notifies Board it is no longer willing to rely on Mr. Dabah’s representations in connection with its audits. September 2007: Mr. Dabah resigns as CEO at request of Board.

Ezra Dabah’s Tumultuous History Continued September 2007: Chuck Crovitz, Board member, named Interim CEO. Leading retail search firm Herbert Mines retained to assist in CEO search. October 2007: At Mr. Dabah’s urging, Company undertakes a review of strategic alternatives to enhance shareholder value and retains Lehman Brothers. December 2007: Company regains compliance with NASDAQ listing requirements. February 2008: Mr. Dabah publicly discloses he would consider purchasing Company for $24 per share. Mr. Dabah files suit to change date of Annual Stockholder Meeting but date stands. March 2008: Company announces exit of unprofitable Disney Store business. June 2008: Company continues to evaluate strategic alternatives, including a possible sale. February 2009: Company announces conclusion of strategic review with no offers received. March 2009: Mr. Dabah informs Board that his financial partner, Golden Gate Capital, had been ready to make an offer but it might not have been acceptable to Board and he did not agree with Golden Gate’s plans for Company. April 2009: Mr. Dabah discloses in 13-D that he and Golden Gate had “participated in the Company’s sales process, conducted a due diligence review of the Company, and ultimately determined not to submit a formal, binding acquisition proposal, mainly due to the weak debt markets.” May 2009: Mr. Dabah files notice of intention to nominate hand-picked slate of three directors at 2009 Annual Meeting.

Undisciplined Pursuit of Rapid Growth Under Ezra Dabah In mid-2000s, thirsty for growth, Mr. Dabah put in place a number of high-risk, poorly developed strategies to accelerate top-line sales: 1) In 2004, signed licensing agreement to operate Disney Stores in North America. This onerous contract included extensive store remodels, which became a significant cash drain on the Company, as well as a major distraction for management. Hastily constructed 68 stores with untested Mickey Ears prototype; design and construction did not hold up well; Company had to impair asset and agree to remodel. 2) Company square footage growth was accelerated in 2006/2007. The rush to grow resulted in less rigorous site selection, much larger stores and more expensive build-outs. New store ROI lowest in recent history. 3) In 2007, Company rolled out untested shoe store concept to 54 stores and signed leases for additional larger footprint stores to accommodate further expansion throughout 2007/2008. Significant operational issues arose due to poor planning, stalling expansion plans. As leases had already been signed, Company had much more square footage than desired and had to impair additional larger stores. 4) Inventory investments were increased substantially. Strategy of buying excess inventory became highly problematic beginning in summer of 2007 when merchandise lines did not resonate with customers, causing significant margin erosion and earnings decline of more than 50% compared to prior year.

Paying the Price for Years of Aggressive Growth Under Ezra Dabah FY2007 adjusted operating income fell 50%. Despite positive comps, gross margin fell 430 basis points due to excessive inventory investment (up 24% per square foot when Mr. Dabah left Company in Q3 2007). ROIC fell from 21% in 2006 to 6% in 2007. 2007 new store ROI lowest in recent history; Company has since incurred approx. $6 million in impairment charges for stores opened in 2007 and early 2008. Free Cash Flow, including Disney, was negative $200 million, severely straining liquidity. Mr. Dabah embarked on costly ($60-70 million est. Cap Ex) new corporate headquarters project which led to impairment charges when scrapped. Stock underperformed the S&P Retail Index by 93 percentage points in 10 yr. span from IPO in 9/97 to Mr. Dabah’s departure in 9/07. PLCE shares fell 45% during fiscal 2006 and 2007 before interim CEO named in September. Note: Based on continuing operations, excluding unusual or one-time items.

Growth At Expense of Profits Under Ezra Dabah As riskier growth strategies were put in place, 2007 revenue growth came at the expense of operating profit. Gross margin eroded significantly. Aggressive SG&A expenditures outpaced revenue growth. Operating income and EPS declined precipitously. 2008 financial performance likely would have continued to deteriorate further had Board not implemented leadership and operational changes. Note: Based on continuing operations, excluding unusual or one-time items. 2006 - 2007 Income Statement Performance Millions USD 2006 2007 % Change Revenue 1,405 1,520 8% Gross Margin 43.5% 39.2% -430 bps SG&A % of Sales 29.6% 30.3% 70 bps OPINC Adjusted 136 68 -50% EPS Adjusted $2.88 $1.40 -51% Ezra Dabah Leadership

New Stores Disappoint in 2007/2008 Under Ezra Dabah Stores opened in 2006/2007, based on Mr. Dabah’s concepts, were 14% larger and nearly 50% more expensive to construct compared to average from 2003-2005. Mr. Dabah pursued untested strategy to rapidly grow top-line sales by opening huge new stores to accommodate shoe stores and “big box” stores (including toys and home furnishings as well as apparel). Leases signed while concepts were still hypothetical and had not been fully vetted or market-tested. Store classes of 2006 and 2007 vastly underperformed stores opened in 2003-2005 during first full year of operation. Note: Comparing first full year performance of PLCE stores built in ‘06-’07 to average first full year performance of stores built in ‘03-’05. Class of 2006 & 2007 Comparison vs. Prior Three Years Cost Per Store 50% Cost Per Square Foot 31% Sales Per Store -5% Sales Per Square Foot -17% Contribution Per Store -48% Contribution Per Square Foot -54%

Ezra Dabah’s Poor Governance Track Record During his tenure, Mr. Dabah ran a public company as if it were his private fiefdom. For example, Mr. Dabah: Had relatives working in the business – some with exceptional compensation packages that were not disclosed to the Board. Pledged stock options when the window was closed. Signed lease for lavish new corporate headquarters in Secaucus, NJ. Company has taken impairment charge and terminated lease at great expense. Started construction on Southeast Distribution Center in Fort Payne, AL without signed contract or Board approval. Signed lease for huge marquee Disney Store on 42nd Street, NYC which never opened and was subsequently impaired. Auditors informed Board they were no longer willing to rely on Mr. Dabah’s representations.

Ezra Dabah’s Poor Track Record PLCE stock underperformed the S&P Retail Index by 93 percentage points during Mr. Dabah’s 10-year tenure as CEO of PLCE as a public company. During fiscal 2006-2007, PLCE stock declined precipitously under Mr. Dabah’s watch while the S&P Retail Index grew 4%. Change in stock price January 31, 2006 – September 25, 2007 -60% -40% -20% 0% 20% PLCE RLX

Ezra Dabah’s Attempt to Gain Control of the Company This proxy fight is about control of the Company. Under applicable law and the Company’s organizational documents, Board action is taken by majority vote of the directors on the Board. Therefore, if Mr. Dabah’s nominees are elected to the Board, Mr. Dabah’s five designees on the Board would be able to control Board action. The facts regarding Mr. Dabah’s departure, combined with his recent actions, reinforce the Company’s strong belief that Mr. Dabah is only looking out for his own interests and will place investors at risk. Unable or unwilling to raise enough money for an acquisition, Mr. Dabah has now initiated a proxy contest that in our opinion is a calculated attempt to gain control of the Company. He does not have the best interests of The Children’s Place stockholders in mind. DON’T GIVE EZRA DABAH CONTROL OF THE COMPANY. VOTE THE WHITE CARD.

Ezra Dabah’s Nominees Are NOT the Right Choice Mr. Dabah says that he “has engaged in preliminary discussions with Raphael Benaroya regarding the possibility of proposing that the Board appoint Mr. Benaroya as Chief Executive Officer of the Company.” However, Mr. Dabah provides no further information with respect to these discussions and has not disclosed any discussions with any other potential candidates for the CEO position. In addition, Mr. Dabah states that Mr. Benaroya has not determined if he is interested in the position. This disclosure, along with the disclosure that if Mr. Benaroya is interested in the position, Mr. Dabah’s nominees will recommend to the Company’s Board of directors that Mr. Benaroya be appointed to that position, is confusing and misleading. Mr. Dabah also fails to disclose if Mr. Benaroya and Mr. Dabah’s other nominees have ever met or spoken, so it is not clear how they would be in a position, consistent with their fiduciary duties as directors, were they to be elected, to recommend Mr. Benaroya as CEO. Ross Glickman, Chairman and Chief Executive Officer of Urban Retail Properties, LLC, one of Mr. Dabah’s highly touted director nominees is conflicted. Currently, The Children’s Place stores are located in five of his retail projects. He receives approximately $1 million in rent and occupancy fees from the Company and is seeking more PLCE stores. This was not disclosed in Dabah’s proxy statement. Jeremy Fingerman, Founder and Managing Principal of Clairmont Ventures Has no retail experience.

Summary The Children’s Place has an experienced and proven Board and management team. Our highly-qualified independent nominees have overseen dramatic improvements in performance and a revitalization of the business. Decisive steps taken by Board and management have resulted in a remarkable turnaround since Mr. Dabah’s departure as Chairman and CEO. The Company is now well positioned and successfully executing its strategic plan. Mr. Dabah wanted to buy the Company, but never made an offer as he was unable or unwilling to secure the financing. Giving Mr. Dabah control of the Company is not in the best interests of stockholders. The Children’s Place Board and Management Have a Proven Track Record of Creating Value for All Stockholders. Vote the WHITE Proxy Card.

Appendix A: As Reported (GAAP) Income Statement Performance Note: Restated to included Continuing Operations only (GAAP) 2006 - 2008 Income Statement Performance - As Reported (GAAP) Millions USD 2006 2007 2008 Revenue 1,405 1,520 1,630 Gross Margin as Reported 43.4% 39.2% 41.2% SG&A As Reported 436 479 471 OPINC As Reported 116 29 122 EPS As Reported $2.82 $0.34 $2.50

Reconciliation from GAAP to Adjusted Operating Income: 2006 - 2008

THE CHILDREN'S PLACE

Fiscal 2006 - 2008 GAAP v ADJUSTED INCOME STATEMENT

Millions USD	Year Ended February 3, 2007 $	February 3, 2007 % Revenue	February 2, 2008 $	February 2, 2008 % Revenue	January 31, 2009 $	January 31, 2009 % Revenue
NET REVENUE:	**1,405**	100.0%	**1,520**	100.0%	**1,630**	100.0%
GROSS MARGIN ADJUSTED:	**610.9**	43.5%	**596.0**	39.2%	**671.8**	41.2%
COGS related Payroll and Stock Compensation Expense:	0.5	0.0%	(0.1)	0.0%	-	0.0%
GROSS MARGIN GAAP:	**610.4**	43.4%	**596.1**	39.2%	**671.8**	41.2%
SG&A ADJUSTED:	**416.6**	29.6%	**461.0**	30.3%	**482.2**	29.6%
Severance Expense:	0.8	0.1%	4.7	0.3%	-	0.0%
Professional Fees:	8.1	0.6%	10.2	0.7%	3.1	0.2%
SG&A related Payroll and Stock Compensation Expense:	8.2	0.6%	3.1	0.2%	-	0.0%
Legal Settlements:	2.1	0.1%	-	0.0%	-	0.0%
Sale of Store Lease	-	0.0%	-	0.0%	(2.3)	-0.1%
Transition Services Income	-	0.0%	-	0.0%	(11.6)	-0.7%
SG&A GAAP:	**435.8**	31.0%	**479.1**	31.5%	**471.3**	28.9%
IMPAIRMENT / OTHER COSTS ADJUSTED:	**0.4**	0.0%	**1.8**	0.1%	**1.6**	0.1%
Asset Impairment Charge	-	0.0%	14.8	1.0%	4.9	0.3%
Lease Exit Costs	-	0.0%	5.9	0.4%	0.2	0.0%
IMPAIRMENT / OTHER COSTS GAAP:	**0.4**	0.0%	**22.4**	1.5%	**6.7**	0.4%
DEPRECIATION GAAP:	**58.0**	4.1%	**65.3**	4.3%	**71.4**	4.4%
OPINC ADJUSTED:	**136.0**	9.7%	**67.9**	4.5%	**116.6**	7.2%
Total Adjustments	19.7	1.4%	38.6	2.5%	(5.7)	-0.3%
OPINC GAAP:	**116.3**	8.3%	**29.2**	1.9%	**122.4**	7.5%

Based on continuing operations only
Numbers may not add due to rounding

40

Reconciliation from GAAP to Adjusted Earnings Per Share: 2006 - 2008 Fiscal 2006 - 2008 GAAP v ADJUSTED EARNINGS PER SHARE (EPS) Millions USD (except Per Share Info) EPS GAAP: $2.82 $0.34 $2.50 Sub-Total Pre-Tax One-Time Items: 19.7 38.6 (5.7) Tax Provision (One-Time Items): 8.2 15.5 (2.3) One-Time Tax Items: (9.5) 8.3 (4.5) Income After Tax One-Time Items: 2.0 31.4 (7.9) EPS IMPACT: $0.07 1.06 $ (0.27) $ EPS ADJUSTED: $2.88 $1.40 $2.23 Share Count (millions) 29.9 29.6 29.5 Based on continuing operations only EPS does not add in 2006 due to rounding Year Ended February 3, 2007 February 2, 2008 January 31, 2009